Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

TSR, Inc. (“TSRI”), QAR Industries, Inc. (“QAR”), Robert E. Fitzgerald (“Fitzgerald”), and Bradley Tirpak (“Tirpak”) (collectively “Defendants”) enter into this Settlement Agreement and Release (the “Agreement”), with Fintech Consulting, LLC d/b/a Aptask (“Fintech”) and Taj Haslani (“Haslani”) (collectively “Plaintiffs”). Defendants and Plaintiffs shall be collectively referred to as the “Parties,” and individually as a “Party,” in this Agreement.

I. RECITALS

WHEREAS, TSRI is a publicly traded corporation organized under the laws of the State of Delaware, with its principal place of business at 400 Oser Avenue, Suite 150, Hauppauge, New York;

WHEREAS, QAR is a corporation organized under the laws of the State of Texas, with its principal place of business at 101 SE 25th Avenue, Mineral Wells, Texas and is a shareholder in TSRI;

WHEREAS, Fitzgerald is a director and shareholder of TSRI, and is the president, director and a shareholder of QAR;

WHEREAS, Tirpak is a shareholder and the chairman of the board of directors of TSRI;

WHEREAS, Fintech is a limited liability company organized pursuant to the laws of the State of Delaware, with its principal place of business at 120 South Wood Avenue, Suite 300, Iselin, New Jersey;

WHEREAS, Haslani is the individual managing member of Fintech;

WHEREAS, on January 31, 2021, the Parties entered into a Share Purchase Agreement (“SPA”), wherein Fintech, by and through Haslani, sold its aggregate of 376,000 shares of TSRI common stock to QAR and Tirpak at a price of $7.25 per share for a total consideration of $2,726,000.00;

WHEREAS, on November 23, 2021, Fintech filed a Complaint in the United States District Court for the District of New Jersey against Defendants, captioned Fintech Consulting LLC, d/b/a Aptask v. TSR, Inc.; Qar Industries, Inc.; Robert E. Fitzgerald; and Bradley Tirpak, Case No. 2:21-cv-20181-KSH-AME, alleging claims against the Defendants under: (i) Section 10(b) of the Exchange Act of 1934, and (ii) the common law;

WHEREAS, on March 2, 2022, Fintech filed an Amended Complaint in the United States District Court for the District of New Jersey;

WHEREAS, on December 7, 2022, the Honorable Katherine S. Hayden, U.S.D.J., dismissed Fintech’s Amended Complaint;

WHEREAS, on January 12, 2023, Fintech filed a Verified Complaint in the Court of Chancery for the State of Delaware, captioned Fintech Consulting LLC, d/b/a Aptask v. TSR, Inc.; Qar Industries, Inc.; Robert E. Fitzgerald; and Bradley Tirpak, C.A. No. 2023-0030-, alleging substantially the same claims as had been set forth in its Amended Complaint in the District of New Jersey;

WHEREAS, on January 12, 2023, Plaintiff filed a Motion to Dismiss its Verified Complaint in the Court of Chancery for the State of Delaware. On January 24, 2023, Plaintiff voluntarily dismissed its complaint;

WHEREAS, on January 22, 2023, Fintech filed a Complaint in the United States District Court for the District of Delaware, captioned Fintech Consulting LLC, d/b/a Aptask v. TSR, Inc.; Qar Industries, Inc.; Robert E. Fitzgerald; and Bradley Tirpak Case 1:23-cv-00074-MN, alleging claims against the Defendants under: (i) Section 10(b) of the Exchange Act of 1934, and Securities and Exchange Commission (“SEC”) Rule 10b-5, and (ii) the common law (the “Action”);

WHEREAS, the Parties wish to resolve the claims made in the Action, and any claims that could have been made in the Action, without any admission of fault or liability by either Party, and in order to avoid the expense and uncertainty of trial;

NOW, THEREFORE, in consideration of the recitals, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which Plaintiffs and Defendants acknowledge, the Parties agree to the following terms.

SETTLEMENT AGREEMENT AND RELEASE	PAGE 1

II. SETTLEMENT TERMS

1. Settlement Payment. Defendants agree and shall pay Fintech the sum total of seventy-five thousand dollars ($75,000.00) (“Settlement Payment”) by wire, within seven (7) days from the date of the execution of this Settlement Agreement. Fintech shall provide Defendants with wire transfer information to complete this transaction.

2. Dismissal of Complaint. Within three (3) business days after the receipt of the Settlement Payment, Plaintiff shall sign and cause to be filed the attached Stipulation of Dismissal With Prejudice of the Complaint in the United States District Court for the District of Delaware, captioned Fintech Consulting LLC, d/b/a Aptask v. TSR, Inc.; Qar Industries, Inc.; Robert E. Fitzgerald; and Bradley Tirpak Case 1:23-cv-00074-MN.

3. Future Restrictions. Fintech and Haslani agree that Fintech, Haslani, and any company in which Fintech or Haslani have an interest, or an affiliation with, from the date of the execution of the Settlement Agreement, shall not purchase any TSRI stock and shall not own or control any shares in TSRI.

4. Release. Upon the Effective Date (defined as the date of the Settlement Agreement payment), Plaintiffs and their affiliates, associated entities, officers, directors, shareholders, employees, agents, attorneys, representatives, predecessors, successors, and assigns (collectively the “Releasing Parties”) shall expressly release and forever discharge Defendants and their affiliates, associated entities, officers, directors, shareholders, employees, agents, attorneys, representatives, predecessors, successors, and assigns (collectively the “Released Parties”) from any and all claims, lawsuits, demands, causes of action, damages, costs, expenses, accounts, contracts, agreements, promises, compensation and all other liabilities of any kind or nature whatsoever, now or in the future, whether accrued or unaccrued, liquidated or contingent, real or perceived, known or unknown. The Releasing Parties expressly acknowledge that even if they may later discover facts in addition to or different from those which they now know or believe to be true, the Releasing Parties nevertheless agree that they fully, finally, and forever release the Released Parties from any and all lawsuits, causes of action, or claims, that were brought or which could have been brought from the beginning of time, including but not limited to claims which pertain to, arise out of, or relate to the Action and/or the January 31, 2021 SPA and claims pursuant to Section 10(b) of the Exchange Act of 1934, SEC Rule 10b-5, the Securities Act of 1933, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, principles of common law, any other state or federal law, including state and federal securities law, and any and all claims for damages that are unknown to the Releasing Parties at the present time.

5. Mutual Release: Upon the Effective Date (defined as the date of the Settlement Agreement payment), Defendants and their affiliates, associated entities, officers, directors, shareholders, employees, agents, attorneys, representatives, predecessors, successors, and assigns (collectively the “Mutual Releasing Parties”) shall expressly release and forever discharge Plaintiffs and their affiliates, associated entities, officers, directors, shareholders, employees, agents, attorneys, representatives, predecessors, successors, and assigns (collectively the “Mutual Released Parties”) from any and all claims, lawsuits, demands, causes of action, damages, costs, expenses, accounts, contracts, agreements, promises, compensation and all other liabilities of any kind or nature whatsoever, now or in the future, whether accrued or unaccrued, liquidated or contingent, real or perceived, known or unknown that relate to the Action or SPA.

6. Waiver of Right to Assert Unknown Claims. The Releasing Parties acknowledge and agree that it is their intent to release and discharge the claims set forth above, irrespective of whether such claims are known or unknown to any or all Parties, and irrespective of whether such claims, if actually unknown, could or could not have been discovered through the exercise of reasonable diligence. The Releasing Parties knowingly, voluntarily, intentionally, and expressly waive any and all rights and benefits under any and all laws (including, but not limited to, statutes, ordinances, administrative regulations, and principles of common law) of any state, province, territory, county, city, municipality, or any other political subdivision of the United States, or any foreign country, that would restrict in any fashion the full scope of enforceability of the releases set forth above. This waiver includes (but is not limited to) a waiver of the provisions, rights, and benefits of California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELATING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The parties shall be deemed by execution of the Settlement Agreement to have acknowledged that the foregoing waivers were separately bargained for and are key elements of the Settlement Agreement of which this release is a part.

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7. No Admission of Fault. The Defendants enter into this Settlement Agreement for the purpose of terminating the Action and to settle all known and unknown disputes between them, including any claims arising out of the January 31, 2021 SPA. Neither the execution and delivery of this Settlement Agreement, nor compliance with its terms, shall constitute an admission of any fault or liability on the part of any of the Defendants. Similarly, neither the execution and delivery of this Settlement Agreement, nor compliance with its terms, shall constitute an agreement by Defendants to Plaintiffs’ interpretation of any provision of the Parties’ existing agreements. The Defendants do not admit fault or liability of any sort and all Defendants expressly deny any such fault and liability.

8. Non-Disparagement. The Parties shall not make to any other person or entity or solicit from any thirty-party, any disparaging statement reasonably likely to be harmful to one another. Notwithstanding the foregoing, nothing in this Settlement Agreement shall preclude any Party from making truthful statements that are required by applicable law, regulation or legal process.

9. Confidentiality. The Parties agree to keep this Settlement Agreement, its terms, and all settlement discussions confidential. The Parties shall not disclose the terms of settlement to any third parties, except as follows: (i) the Parties may acknowledge that the Action has been resolved; (ii) TSRI may report details of the settlement sufficient to satisfy its reporting obligations to the SEC or other governing bodies under applicable laws or regulations; (iii) attorneys, auditors, accountants, other providers of professional services to a Party, or business executives or board within their respective organizations, who have a need to know of such information; (iv) in response to any judicial or governmental order or process; or (v) as permitted by the other Party in response to a request to disclose such information. The Parties agree that if either Party is requested to disclose this Settlement Agreement in response to any judicial or governmental order or process, it will provide the other Party with adequate written notice sufficient to allow that Party an opportunity to object.

10. Representations and Warranties. The Parties each expressly warrant and represent the facts stated below, and they all agree that they are relying upon these representations and warranties in entering into this Settlement Agreement:

a.	The Parties are acting for themselves and are the lawful owners of their respective claims described in this Settlement Agreement.

b.	The Parties have full power and express authority to settle the claims as set forth in this Settlement Agreement.

c.	The Parties have not made any assignment or transfer of the claims as set forth in this Settlement Agreement, including, but not limited to, assignment or transfer by subrogation or by operation of law.

d.	The Parties are represented by counsel and have been advised by counsel in connection with this Settlement Agreement.

e.	The Parties execute this Settlement Agreement wholly and voluntarily of their own choice, volition, judgment, belief, and knowledge, and after consultation with their respective counsel.

f.	The Parties have made their own investigations of the facts and are relying solely upon their own knowledge and advice of their respective counsel.

11. Amendments in Writing. This Settlement Agreement may only be amended or modified by a written instrument that all of the Parties have executed and that unequivocally and without ambiguity indicates the Parties’ intention to modify this Settlement Agreement. Consistent with Section 16, below, no waiver of any breach of this Settlement Agreement can be construed as an implied amendment or agreement to amend or modify any provision of this Settlement Agreement.

12. Choice of Law and Venue Selection. The terms of this Settlement Agreement shall be governed by, construed, and enforced under the laws of the State of Delaware. Any action to enforce the terms of this Settlement Agreement shall be brought exclusively in the United States District Court for the District of Delaware or, if jurisdiction is not available there, in the state courts of Delaware. Each party hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts relating to this Settlement Agreement. Each party irrevocably waives any claim that any federal or state court located in Delaware is an inconvenient forum or an improper forum based on lack of venue or lack of personal jurisdiction.

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13. Severability. This Settlement Agreement is made in accordance with the laws of the State of Delaware. If any non-material portion, term, or provision of this Settlement Agreement is held by a court of competent jurisdiction to be illegal or in conflict with such law, the validity of the remaining portions, terms, or provisions of this Settlement Agreement shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Settlement Agreement did not conflict with such law or did not contain the portion, term, or provision held to be invalid.

14. No Third Party Beneficiaries. This Settlement Agreement does not create, and shall not be construed as creating, any rights enforceable by any individual or entity not a party to this Settlement Agreement, except for the Released Parties.

15. No Author. All terms and provisions of this Settlement Agreement, and the drafting of this Settlement Agreement have been negotiated by the Parties at arm’s length, with the assistance of attorneys and appropriate representatives of the Parties’ choosing, and to mutual agreement, with consideration by and participation of each, and no party will be deemed scrivener of this Agreement.

16. Construction; Captions and Headings. Undefined words in this Settlement Agreement are to be given their plain and ordinary meaning. Words used in this Settlement Agreement that are either singular or plural are to be construed to include the other where appropriate. The captions and headings in this Settlement Agreement are for convenience only and will not be deemed to constitute a part of this Settlement Agreement.

17. No Waiver. The failure by either Party to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Settlement Agreement will not be a waiver of such terms or conditions or of either Party’s right to enforce each and every term and condition of this Settlement Agreement.

18. Multiple Counterparts. This Settlement Agreement may be executed in multiple counterparts, any and all of which may contain the signatures of less than all the Parties and all of which shall be construed together as a single document. Each counterpart shall be fully effective as an original when all of the Parties have executed this Settlement Agreement. Such counterparts may also be executed and transmitted by facsimile signature or in Portable Document Format.

19. Entire Agreement and No Reliance. This Settlement Agreement constitutes the entire agreement among the parties and supersedes any and all prior understandings, agreements, negotiations, communications, or representations by or among the parties, written or oral, relating to the subject matter of this Settlement Agreement. Each party agrees, acknowledges, and expressly represents and warrants that he/it will not and has not relied on any statement, omission, promise, representation, warranty, condition, inducement, agreement, or communication made by or on behalf of any other party (whether oral, written, or implied or made through a course of conduct), unless the matter relied upon is specifically contained within the text of this Settlement Agreement.

20. Notices. All notices, requests, demands, and other communication under this Settlement Agreement shall be in writing, by electronic mail, and shall be deemed to have been duly given when sent by electronic mail before 5:00 p.m. on a business day and otherwise on the next following business day to the Parties at the following email addresses:

If to Plaintiffs, then to:

Robert Basil, Esq.,

The Basil Law Group, P.C.

robertjbasil@rjbasil.com

If to Defendants, then to:

Leo J. Hurley, Jr., Esq.

Connell Foley LLP

LHurley@connellfoley.com

[SIGNATURE PAGE FOLLOWS]

SETTLEMENT AGREEMENT AND RELEASE	PAGE 4

IN WITNESS WHEREOF, Defendants have executed this Agreement effective as of the Effective Date.

TSR, INC.

By:	/s/ Thomas Salerno	April 24, 2023
Title:		Date

QAR Industries, Inc.

By:	/s/ Robert Fitzgerald	April 24, 2023
Title:		Date

Bradley Tirpak

/s/ Bradley Tirpak	April 24, 2023
Bradley Tirpak	Date

Robert E. Fitzgerald

/s/ Robert Fitzgerald	April 24, 2023
Robert E. Fitzgerald	Date

[SIGNATURE PAGE FOLLOWS]

SETTLEMENT AGREEMENT AND RELEASE	PAGE 5

IN WITNESS WHEREOF, Plaintiff has executed this Agreement effective as of the Effective Date.

Fintech Consulting, LLC d/b/a Aptask

By:	/s/ Taj Haslani	April 24, 2023
Title:	Managing Member	Date

Taj Haslani

/s/ Taj Haslani	April 24, 2023
Taj Haslani	Date

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